SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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AeroCentury Corp.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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The following letter is being distributed to the Company's shareholders:

Dear AeroCentury Stockholder:

I write you as the founder, largest individual stockholder, and $1.00-a-year-salaried President of AeroCentury Corp. (the “Company”).

By now, you should have received a proxy statement and the accompanying WHITE proxy card provided to you by the Company or if you hold shares in street name, the WHITE voter instruction card from your broker, to cast your votes as recommended by the Company’s Board of Directors, including voting for the two Director nominees recommended by the Board, Thomas W. Orr, and David P. Wilson.   You may have also received a competing proxy statement (the “Beaumont Proxy”) and gold proxy card from Lee G. Beaumont.

I urge you to vote the WHITE proxy card today to retain the valuable expertise of Thomas W. Orr and David P. Wilson -- and reject the empty promises made by Lee Beaumont.

I have been involved in aircraft leasing for more than 30 years.   I am a long-term value investor in this Company, and since its founding in 1998, I have not sold any of the Company’s shares that I have acquired over the years.  Thus, if anyone is focused on shareholder value, I am.  I would appreciate it if you would read the following carefully and critically.

It is vital to the continued success of AeroCentury that Thomas W. Orr, and David P. Wilson be returned to the Board and that Beaumont’s unsubstantiated claims to “unlock shareholder value” be rejected.

You should know that Beaumont has no current financial accounting, regulatory, corporate governance, or public capital market experience.   His employment history lacks any notable record of business success or experience indicating that he has any understanding of how to “unlock shareholder value.”

Beaumont’s election will not serve his alleged goal of enhancing value for the Company’s stockholders.  Every indication is that, because he is CEO and principal shareholder of BeauTech, a small privately-held engine leasing company, Beaumont will be continually subject to conflicts of interest and will be a distraction to the success of the AeroCentury.  Beaumont’s sole focus is to find ways to use the Company’s resources for the benefit of BeauTech, and not on growing the Company’s business for the stockholder’s benefit.

Thus, I ask you to vote the WHITE proxy card TODAY to retain the valuable expertise of Thomas W. Orr and David P. Wilson -- and reject the empty promises made by Lee Beaumont.

The purpose of the remainder of this letter is to correct significant facts and misleading inferences contained in the Beaumont Proxy sent to stockholders:

•	JMC Management Fee is Reasonable.

The management fees paid by AeroCentury to its management company, JetFleet Management Corp (“JMC”), which are fully disclosed in AeroCentury’s proxy statement, are reasonable in light of the scope and breadth of the services provided to AeroCentury.  On page 1 of the Beaumont Proxy, Beaumont describes the management agreement as “lucrative” for JMC and the fees payable as “excessive.”  Beaumont fails to explain, however, that because of the management fee structure, AeroCentury does not spend a dime on employee salaries or benefits, outside technical services, worldwide travel necessitated by AeroCentury’s business, office space, and other general administrative and overhead expenses.  All of these expenses are paid by JMC out of the fees it receives from AeroCentury.

Clearly, when one considers the expenses that AeroCentury is freed from due to JMC’s responsibility for those expenses, the management fee paid by AeroCentury to JMC is a reasonable and sound business arrangement for AeroCentury.  It also provides the Company with predictable operational, technical, managerial and lease administration expenses by placing the risk of increased costs on JMC.  Beaumont advocates elimination of an outside management firm, but fails to explain that such elimination would result in the Company paying these expenses.

In light of the expenses borne by JMC and the shift of risk of cost increases to JMC, the fees paid to JMC by AeroCentury, are fair and not “excessive.”

•	Beaumont’s Description of Fees Payable to JMC if AeroCentury is Sold is Incorrect.

There is no payment by AeroCentury to JMC upon an acquisition of AeroCentury.  On page 2 of the Beaumont Proxy, Beaumont states that a payment of over $9 million would be made by AeroCentury to JMC if AeroCentury were sold,  and because of this JMC effectively has control over any acquisition of AeroCentury.  These statements are FALSE.  The Management Agreement would remain unchanged and in place upon an acquisition of AeroCentury, and no termination payment would be made to JMC in such event.  Thus, the Management Agreement gives JMC no ability to approve or disapprove the acquisition of AeroCentury.

•	Beaumont's Promises to Unlock the Value of a Stockholder’s Investment are Illusory.

Beaumont promises to “unlock the value of the shareholder’s investment” in the Company, but he provides no credible details on how he might propose doing that, other than firing JMC and terminating the Stockholder Rights Agreement.  On page 2 of the Beaumont Proxy, he states that whatever business model the Company adopts, stockholders would not be able to “unlock the value of their equity because of the low volume of trading activity” in the stock.  Beaumont goes on to state that the management fees and the Stockholder Rights Agreement are the cause of the low trading volume.  He fails to explain how either of these factors has any impact on trading volume, how “fixing” either will somehow magically create trading volume where none existed before, and how increased trading volume will somehow unlock shareholder value.

•	Beaumont Lacks Relevant Experience in the Aircraft Leasing Industry.

Beaumont points to his extensive experience in finance, aviation maintenance, and aircraft engine leasing and trading, yet a review of his resume shows that he is unprepared to serve as a director of a public aircraft leasing company.  His only experience at a major aviation company in the last decade was his tenure as Chief Operating Officer at Willis Lease Finance Company (“WLFC”), company primarily involved in jet engine leasing.  He was there for approximately two years before having his employment terminated or not renewed in 2008, according to disclosures in the WLFC 2009 Proxy Statement.  Beaumont’s experience after WLFC consists of being the sole principal of BeauTech Consulting, which was essentially a one-man finder/broker business operated out of his residence, and his current position as CEO and principal shareholder of BeauTech Power Systems, which he formed in 2011.

Beaumont’s experience has been in the engine leasing sector of the aviation world.  He has no significant experience in the type of aircraft leasing done by AeroCentury.  Knowledge of aircraft engines and the engine leasing market is only a tiny facet of the relevant experience critical to running a successful aircraft leasing company.  Thus, one should take his claims of having any insight into the Company’s business or a better strategic vision for the Company with a grain of salt.  Just because you know everything about tires does not mean you know everything about automobiles.

•	Beaumont’s Motivation for Seeking a Board Seat is Questionable.

We have questions about the genuineness of Beaumont’s motivation for both his failed attempt to acquire the Company initiated in December 2014 and his contested proxy for a Board seat.

We believe Beaumont’s motivation in acquiring a stake in AeroCentury and seeking Board representation is to create opportunities to take advantage of AeroCentury’s financing resources for the benefit of his engine leasing business at BeauTech.  On more than one occasion in the last two years, Beaumont and a BeauTech employee have approached the Company asking the Company to partner with BeauTech.  In one of those discussions it was revealed that BeauTech had been unable to obtain any long-term financing from traditional industry credit sources for its engine purchases, and that using AeroCentury’s credit line would be an attractive source of financing for BeauTech deals.  We believe Beaumont’s recent actions are in response to the Company’s rejection of BeauTech’s partnering proposal, are intended primarily to facilitate those partnership plans to enhance the business prospects of BeauTech, and are not truly motivated to benefit of all the Company’ stockholders.

We believe that if elected to the Board, Beaumont will be continually subject to conflicts of interest due to Beaumont’s involvement in BeauTech.  We also believe Beaumont will use his Board seat to gain valuable industry information and find ways to use AeroCentury’s resources for the benefit of his business at BeauTech.  Even though Beaumont will not be able to vote as a director on transactions between BeauTech and AeroCentury due to AeroCentury’s conflict of interest protocol, we believe he intends to use his position as a director to continue to present engine transactions to the Company and divert the Company toward engine leasing and away from its core business of aircraft leasing.

We should also point out that Beaumont has been an active trader in AeroCentury common stock, buying, at various times, large stakes, then selling those stakes, presumably at a considerable profit based on our review of the market prices on the dates he disclosed as the dates of his purchase and sale of the Company’s stock in the Beaumont Proxy.  It appears that he has been able to “unlock stockholder value” for himself.

·	Beaumont’s Position on the Advisory Vote for Executive Compensation is Misleading.

Beaumont’s position on Proposal 2 – the Advisory Vote on Executive Compensation – is misleading because he misrepresents the actual subject of the Proposal.  The Proposal asks stockholders to approve the compensation paid by JMC to the Company’s executive officers, Neal Crispin and Toni Perazzo. Beaumont recommends that stockholders vote “AGAINST” the Proposal due to his disapproval of the management fee payable by AeroCentury to JMC.  That, however, is not the subject of the Proposal. Proposal 2 is solely an advisory vote on the salaries paid by JMC to Neal Crispin and Toni Perazzo.  Therefore, the vote “AGAINST” Proposal 2 has no bearing on, and gives no guidance to AeroCentury or its Board of Directors regarding, the fees paid to JMC.

It should be noted that the total compensation paid to Crispin and Perazzo by JMC in 2014 was $1.00 and $480,000, respectively.  Crispin has received only a $1.00 annual salary from JMC since 2002.  It is also important to note that neither Crispin nor Perazzo received any additional perks such as company cars, social club memberships, or stock options.  These salary amounts are relatively low for executive officers of a public company, and are indicative of the cost-conscious policies and corporate culture at JMC.  In an interesting contrast, according to the WLFC proxy statement, in 2007, the only full year of Beaumont’s employment with WLFC, Beaumont received total compensation of $1,089,857.

•	The Company Has Articulated its Business Plan for Future Growth and Portfolio Renewal.

Despite Beaumont’s claim that the Company has failed to express a long-term business plan, the Company has an articulated business strategy and is well on the path of such a plan.  As stated in its most recent earnings reports, the Company is refreshing its portfolio by selling older assets and focusing on acquisitions of larger mid-life regional jets and new generation turboprops with longer lease terms.

•	What Will happen if Beaumont Prevails in this Proxy Contest?

Despite all of the words written regarding this vote, this proxy contest boils down to one simple choice -- if you provide Beaumont with your proxy, and Beaumont is successful in this proxy contest, Thomas W. Orr will not be re-elected to the Board.  Orr’s extensive corporate career has included 18 years as a partner at an international accounting firm, experience as a Chief Financial Officer for a public company and as a board member of public companies, and, as Audit Committee Chair for AeroCentury.  Orr is an independent, outside director of AeroCentury, with no relationship to management or JMC.  Unlike Beaumont, he has no other business interests that would present conflicts of interest with AeroCentury business. If Beaumont’s proxy contest succeeds, Beaumont, who as discussed above is unprepared to serve as a director for a public aircraft leasing company, would be seated as a director in Orr's place.

•  Unlike Beaumont, JMC is Genuinely Concerned about Shareholder Value.

JMC is the largest AeroCentury stockholder.  I am the largest individual stockholder.  I have never sold one share of AeroCentury stock.  My annual JMC salary has been $1.00 for years.   Beaumont hopes that you will miss the forest for the trees, but it should be obvious that JMC and I are heavily incented to maximize AeroCentury’s shareholder value.

On the other hand, Beaumont’s talk about shareholder value is nothing more than empty promises:

o	Nothing in Beaumont’s resume would indicate he has any understanding of how to unlock shareholder value at a public company.

o
Beaumont has proposed changing management structure and the Stockholder Rights Agreement, but his proxy materials contain no credible analysis of the impact of those changes and how any of those changes might benefit the stockholders.

o
Nothing in Beaumont’s history suggests that he can make a meaningful contribution as a Board member to the Board’s role of oversight and guidance of the Company’s management team. Beaumont has no current financial accounting, regulatory, corporate governance, or public capital market experience.  His only experience with a public company consists of approximately two years as a chief operating officer at WLFC, which employment ended in 2008.

o
Every indication is that if elected to the Board, Beaumont will be continually subject to conflicts of interest and will be a distraction to the Board and the Company, as we believe his real focus will be to gain information and find ways to use AeroCentury’s resources for the benefit of BeauTech.

We strongly urge you to vote the WHITE proxy card today to retain the valuable expertise of Thomas W. Orr and David P. Wilson and reject the empty promises made by Lee Beaumont.

Sincerely,

/s/Neal D. Crispin
Director, Chairman of the Board & President
April 21, 2015

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